Immediate Release
Contact:	Ken Lamb 248.754.0884

BORGWARNER EXPECTS $2.5 BILLION OF NET NEW BUSINESS
FOR 2012 THROUGH 2014

STRONG GROWTH ANTICIPATED IN EVERY MAJOR PRODUCT
AND IN EVERY MAJOR REGION OF THE WORLD

Auburn Hills, Michigan, November 8, 2011 - BorgWarner Inc. (NYSE: BWA) today announced $2.5 billion of expected net new powertrain business for 2012 through 2014, a 9% increase over its previous three-year net new business. Demand for the company's environmentally friendly technologies, such as gasoline and diesel turbochargers, dual-clutch transmission technology, engine timing systems and emissions products, is expected to continue to drive strong growth.
BorgWarner is a leading provider of highly engineered engine and drivetrain components and systems that help improve fuel efficiency, air quality and vehicle performance. The company's new business is sourced around the globe and includes programs with nearly every major automaker in the world.
“Improving fuel economy, lowering emissions and enhancing the driving experience remain key objectives for auto makers around the world,” said Timothy M. Manganello, Chairman and Chief Executive Officer. “BorgWarner is uniquely positioned among vehicle suppliers to deliver powertrain technologies in a broad range of products that address these needs. Over the next three years, we believe our fuel-efficient technologies will be in high demand as the industry continues to implement advanced powertrain strategies.”
Of the total new business, approximately 80% is anticipated from engine-related products such as turbochargers, ignition systems, emissions products, engine timing systems, variable cam timing modules and thermal systems. The remaining approximate 20% is expected from drivetrain-related products including the company's fuel-efficient DualTronic® transmission technology and its traditional automatic transmission and all-wheel drive technologies.
“We have significantly outpaced the growth of the industry by developing fuel-efficient technologies that meet the needs of the global market,” Manganello continued. “We expect this trend to continue. The European market remains the leader in the adoption of new powertrain technology and Europe accounts for 45% of our expected new business.

New business sales in Asia are expected to account for about 35% of the total by the end of the period, including 22% in China as our sales to the world's fastest growing market continue to accelerate. The top twenty-five customers of our three-year net new business include eight Chinese domestic original equipment manufacturers (“OEMs”). Approximately 20% of the anticipated new business over the three years is in the Americas.”
“Tightening emissions standards and a sharpened focus on fuel economy in the commercial vehicle market is expected to provide additional growth for BorgWarner. The top twenty-five customers of our three-year net new business include six commercial vehicle OEMs. Approximately 18% of the expected new business is related to the commercial vehicle market.”
Turbochargers account for about 50% of the company's net new business, with strong growth in the commercial vehicle, diesel passenger car and gasoline passenger car markets. Turbocharging is a key strategy employed by vehicle manufacturers to address the issues of fuel efficiency and emissions reduction while maintaining vehicle performance. The market for turbochargers is expected to grow approximately 50% over the next five years, from nearly 29 million units today to over 43 million by 2016.
Another 7% of the new business is tied to the company's dual-clutch technology. The technology provides the fuel-efficiency and fun-to-drive characteristics of a manual transmission with the convenience and smooth shifting of an automatic. The number of dual-clutch transmissions in the market is expected to grow over 200% over the next five years to approximately 8 million units by 2016.
The company's forecast for the U.S. Dollar to Euro exchange rate for new business over the three-year period is $1.35, up from $1.32 for its previous three-year net new business.
Auburn Hills, Michigan-based BorgWarner Inc. (NYSE: BWA) is a technology leader in highly engineered components and systems for powertrain applications worldwide. Operating manufacturing and technical facilities in 59 locations in 19 countries, the company develops products to improve fuel economy, reduce emissions and enhance performance. Customers include VW/Audi, Ford, Toyota, Renault/Nissan, General Motors, Hyundai/Kia, Daimler, Chrysler, Fiat, BMW, Honda, John Deere, PSA, and MAN. For more information, please visit www.borgwarner.com.

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identify such forward-looking statements. Forward-looking statements are subject to risks and uncertainties, many of which are difficult to predict and generally beyond our control, that could cause actual results to differ materially from those expressed, projected or implied in or by the forward-looking statements. Such risks and uncertainties include: fluctuations in domestic or foreign vehicle production, the continued use by original equipment manufacturers of outside suppliers, fluctuations in demand for vehicles containing our products, changes in general economic conditions, as well as other risks noted reports that we file with the Securities and Exchange Commission, including the Risk Factors identified in our most recently filed Annual Report on Form 10-K. We do not undertake any obligation to update or announce publicly any updates to or revision to any of the forward-looking statements.